UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2006

AMERICAN CELLULAR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	333-60639	22-3043811
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
14201 Wireless Way
Oklahoma City, Oklahoma, 73134
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (405) 529-8500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement
     On May10, 2006, American Cellular Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Highland Cellular Holdings, Inc., Highland Cellular, LLC, Highland Acquisition Sub, LLC, Faramarz Attar and Tom Attar pursuant to which it has agreed to acquire Highland Cellular LLC, which provides cellular wireless service to West Virginia 7 Rural Service Area, or RSA and four adjacent counties in West Virginia 6 RSA and Virginia 2 RSA. In addition, Highland Cellular owns PCS wireless spectrum in West Virginia and Virginia.
     On the terms and subject to the conditions contained in the Merger Agreement, at the effective time of the merger, Highland Acquisition Sub, LLC, a wholly owned subsidiary of the Company, would merger with and into Highland Cellular, LLC, which would be the surviving company in the merger. The merger is subject to customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976 and the approval by the Federal Communications Commission. The merger is expected to close in September 2006.
     The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit 2.1 and is incorporated into this Item by reference.
     As permitted under Item 601(b) of Regulation S-K, the Merger Agreement is filed with this report without disclosure schedules. The Company will provide a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
Item 8.01 Other Events
     On May 11, 2006, the Company issued a press release announcing the transaction described in Item 1.01, a copy of which is attached as Exhibit 99.1 and is incorporated into this Item by reference.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits:
2.1	Agreement and Plan of Merger dated May 10, 2006 among American Cellular Corporation, Highland Cellular Holdings, Inc., Highland Cellular, LLC, Highland Acquisition Sub, LLC, Faramarz Attar and Tom Attar

99.1	Press Release dated May 11, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CELLULAR CORPORATION

Date: May 12, 2006	By:	/s/ Ronald L. Ripley

	Name:	Ronald L. Ripley
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger dated May 10, 2006 among American Cellular Corporation, Highland Cellular Holdings, Inc., Highland Cellular, LLC, Highland Acquisition Sub, LLC, Faramarz Attar and Tom Attar

99.1	Press Release dated May 11, 2006

3